Exhibit 99.1

XOMA and Servier Sign Development and Commercialization Agreement for XOMA 052

Conference call and webcast at 8:30 am ET today

BERKELEY, Calif., USA, January 4, 2011-- XOMA Ltd. (Nasdaq: XOMA), a leader in the discovery and development of therapeutic antibodies, and Les Laboratoires Servier (Servier), France’s largest privately-held pharmaceutical company, today announced the signing of a regional agreement to jointly develop and commercialize  XOMA 052, XOMA’s anti-inflammatory drug candidate, in multiple indications.  XOMA 052 is designed to inhibit the pro-inflammatory cytokine interleukin-1 beta that is believed to be a primary trigger of pathologic inflammation in multiple diseases.  Key elements of this agreement include:

▪	XOMA will receive approximately $35 million upfront, up to approximately $470 million in milestone payments and tiered royalties up to a mid-teens percentage rate.

▪	XOMA retains development and commercialization rights for Behcet‘s uveitis and other inflammatory and oncology indications in U.S. and Japan. Servier receives similar rights in the rest of the world.

▪
Servier will fund the first $50 million of XOMA 052 development expenses and 50% of further expenses for the Behcet’s uveitis indication.  XOMA 052 is expected to advance into Phase 3 development in Behcet’s uveitis in 2011.

▪	Servier will fund development for diabetes and cardiovascular disease indications in exchange for worldwide rights.

▪
XOMA retains an option to reacquire the development and commercialization rights to the diabetes and cardiovascular indications in the U.S. and Japan by paying an option fee and partial reimbursement of incurred development expenses. If XOMA reacquires these rights, it has the ability to license them to one or more third parties.

“This is an important collaboration for XOMA as we gain a seasoned partner in Servier and it allows us to accelerate XOMA 052 into Phase 3 development this year in Behcet’s uveitis, an orphan indication for which we have reported positive proof-of-concept results. The agreement advances our strategy of focusing on opportunities in the U.S. where we can directly participate in the development and commercialization of our novel products,” said Steven B. Engle, Chairman and Chief Executive Officer, XOMA. “This agreement substantially increases our cash resources while reducing future cash requirements, provides a pathway to commercialization of XOMA 052 in the near term, and supports development in diabetes and cardiovascular disease while maintaining our ability to participate in these programs. As a result, we can accelerate development of a new approach that targets the inflammatory cause of multiple diseases and has the potential to dramatically improve the lives of patients.”

“Servier is a world-class pharmaceutical company with 2010 revenues of 3.7 billion euros and a long history of successful innovation and collaborations, global franchises in diabetes and cardiovascular disease and established operations in the geographical regions where Behcet’s disease is most prevalent,” Mr. Engle continued. “They are an ideal partner to maximize the clinical and commercial potential of XOMA 052.”

“XOMA 052 gives us a later-stage asset to develop for diabetes and cardiovascular diseases, which are both areas of strength for us, as well as for rare diseases,” said Emmanuel Canet, M.D., Ph.D., Servier’s President, Research and Development. “With this therapeutic antibody designed to inhibit interleukin-1 beta we are reinforcing our strategy in the field of biologics and developing novel approaches aimed at treating severe diseases. We are especially eager to shepherd the development of XOMA 052 for the treatment of patients with Behcet’s uveitis, a population that has very few options and may face eventual blindness.”

In 2011, XOMA and Servier expect to hold discussions with multiple regulatory agencies to initiate Phase 3 studies of XOMA 052 in Behcet’s uveitis, a debilitating ophthalmic inflammatory condition that often leads to vision-threatening complications including blindness. XOMA 052 has already received orphan drug designations for Behcet’s disease from regulators in the U.S. and European Union, which support an expedited path to commercialization.  XOMA expects to release results from two ongoing Phase 2 studies in patients with Type 2 diabetes in the first quarter of 2011.

XOMA will receive approximately $35 million in an upfront payment consisting of $15 million and a 15 million euro loan, which does not have to be repaid until 2016.  Regarding milestone payments, if XOMA reacquires diabetes and cardiovascular rights in the U.S. and Japan, then the milestone payments could be up to $470 million as mentioned above. If XOMA does not reacquire these rights, then the milestone payments could be up to $800 million. XOMA will be responsible for XOMA 052 manufacturing throughout clinical development and launch and anticipates being a long-term manufacturer. This adds to the company’s potential profit participation during the life of the commercial product.

Investor Conference Call

XOMA will host a conference call and webcast to discuss its agreement with Servier today, January 4, 2011, at 8:30 am ET. The webcast can be accessed via the Investors section of XOMA’s website at http://investors.xoma.com/events.cfm and will be available for replay until close of business on March 31, 2011.

Behçet’s Disease

Behcet’s (pronounced beh-CHETS) disease causes chronic inflammation of the blood vessels, or vasculitis, among other complications.  Uveitis is a vasculitis of the blood vessels in the eye which can be vision-threatening.  Behcet’s uveitis is one of the most severe forms of uveitis which can lead to blindness and affects approximately 50% of Behcet’s disease patients.

XOMA estimates that there are 250,000 patients diagnosed with Behcet’s disease worldwide including 20,000 in the U.S. Onset of the disease occurs most commonly in adults in their twenties, thirties and forties, and is typically more severe in men.

Without immediate treatment, major exacerbations of Behcet’s uveitis may lead to retinal detachment, macular edema, vitreous hemorrhage, glaucoma and eventual blindness. The effects of these exacerbations on vision are cumulative.  Patients often experience multiple exacerbations per year, requiring treatment to control the frequency and severity of attacks of this chronic disease. No therapies are approved in the U.S. to treat Behcet’s disease. It is treated with corticosteroids and immunosuppressive drugs, which can have significant side effects, including diabetes and hypertension, and can contribute to other eye diseases like glaucoma and the formation of cataracts. These drugs also can adversely affect the neurological, pulmonary, gastrointestinal, hematological and cardiovascular systems.

XOMA has completed a successful proof-of-concept Phase 2 trial of XOMA 052 in patients with Behcet’s uveitis. As previously reported, all seven patients displayed rapid reduction of intraocular inflammation and improvement in visual acuity or other ophthalmic measures after a single treatment with XOMA 052 and following discontinuation of immunosuppressive drugs such as cyclosporine and/or azathioprine. Follow-up results demonstrated that each of the five patients re-treated with XOMA 052 due to a recurring uveitis exacerbation responded again to XOMA 052 treatment and maintained their response for several months. The drug was well-tolerated, and no drug-related adverse events were reported.

XOMA 052 and Interleukin-1 Inhibition

XOMA 052 is a potent monoclonal antibody with the potential to improve the treatment of patients with a wide variety of inflammatory diseases and other diseases including cancer. XOMA 052 binds strongly to interleukin-1 beta (IL-1 beta), a pro-inflammatory cytokine involved in Behcet’s uveitis, diabetes, cardiovascular disease, rheumatoid arthritis, gout, and other auto-inflammatory diseases. IL-1 is a well-validated therapeutic target, with three marketed IL-1 inhibitors that have been used by more than 200,000 patients overall. By binding to IL-1 beta, XOMA 052 inhibits the activation of the IL-1 receptor, thereby preventing the cellular signaling events that produce inflammation.

To date, nearly 600 patients have been enrolled in XOMA 052 clinical trials. XOMA has completed enrollment in two Phase 2 clinical trials in patients with Type 2 diabetes and expects three month interim results from the Phase 2a trial in the first half of January 2011 and six month results from the Phase 2b trial in this quarter. The Phase 2 trials follow a successful 98 patient Phase 1 program in Type 2 diabetes in which XOMA 052 was shown to be well-tolerated, demonstrated evidence of biological activity in diabetes measures and cardiovascular biomarkers, and had a half-life that may provide convenient dosing of once per month or less frequently. The company has also demonstrated the potential for XOMA 052 in in vivo models of cardiovascular disease and in an in vitro model using human myeloma, or plasma cell cancer, cells.

Servier

Servier is the leading independent French pharmaceutical company, established in 1954 by its founder, Dr. Jacques Servier. The group is established in 140 countries and 88% of Servier products are prescribed outside of France. Sales turnover in 2010 reached about 3.7 billion euros. More than 25% of Servier's turnover is invested in Research and Development. Servier R&D counts 19 International Centers of Therapeutic Research, and its principal therapeutic research orientations are cardiovascular diseases, diabetes, neuropsychiatric disorders, cancer and osteoarticular diseases. Servier has an extensive history of more than 150 successful partnerships for product discovery, development, regulatory approval and availability for patients. More information is available at: www.servier.com/.

About XOMA

XOMA discovers, develops and manufactures novel antibody therapeutics for its own proprietary pipeline as well as through license and collaborative agreements with pharmaceutical and biotechnology companies, and under its contracts with the U.S. government. The company's proprietary product pipeline includes:

•
XOMA 052, a potent anti-IL-1 beta antibody entering Phase 3 clinical development in Behcet’s uveitis, for which it has been designated an orphan drug, and in Phase 2 clinical development for Type 2 diabetes with cardiovascular biomarkers, Type 1 diabetes, and with potential for the treatment of a wide range of inflammatory conditions.

•
XOMA 3AB, an antibody candidate in pre-IND studies to neutralize the botulinum toxin, among the most deadly potential bioterror threats, under development through funding provided by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health (Contract # HHSN266200600008C).

•	A preclinical pipeline with candidates in development for autoimmune, cardio-metabolic, inflammatory, ophthalmic and oncologic diseases.

The company has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary Human Engineering™, affinity maturation, Bacterial Cell Expression (BCE) and manufacturing technologies. BCE is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, 60 pharmaceutical and biotechnology companies have signed BCE licenses, and several licensed product candidates are in clinical development.

XOMA has a fully integrated product development infrastructure, extending from pre-clinical science to approval at its Berkeley, California location. For more information, please visit www.xoma.com.

The XOMA Ltd. logo is available at www.globenewswire.com/newsroom/prs/?pkgid=5960

Forward-Looking Statements

Certain statements contained herein concerning the receipt of milestone payments and royalties, the timing of availability of clinical results, plans to initiate clinical trials, estimated patient populations and outcomes,  and clinical trial results or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

Among other things, the receipt of milestone payments is contingent on the related development or sales milestone events being achieved; the receipt of royalties is contingent on marketing approval and successful commercial launch, and the percentage of such royalties will vary depending on the level of sales of the product; the results of clinical trials may be delayed or may never become available as a result of complications in the collection or interpretation of statistical data, unavailability of resources, actions or inaction by our present or future collaboration partners, insufficient enrollment in such trials or unanticipated safety issues; our estimates of patient populations and outcomes are internal estimates based on a variety of external sources, which we have not independently verified;  and results of clinical trials may in any event not be consistent with preclinical or interim results; plans to initiate new clinical trials may change depending on availability of resources, actions or inaction by our present or future collaboration partners or unanticipated safety issues; and results of early-stage clinical trials may not be supported by later findings, and larger trials and/or other actions required for regulatory approval may not be economically feasible.

These and other risks, including the generally unstable nature of current economic and financial market conditions; the results of discovery research and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); availability of additional collaborative and licensing opportunities; changes in the status of existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demand for products; scale-up and marketing capabilities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

Contact:
XOMA Ltd.
Company and Investor Contact:
Carol DeGuzman
510-204-7270
deguzman@xoma.com

Canale Communications
Media Contact:
Carolyn Hawley
619-849-5375
carolyn@canalecomm.com